Execution Copy
Sub-Advisory Agreement
Boston Advisors, LLC
	This Sub-Advisory Agreement (the "Agreement") by and among American Fidelity Dual Strategy Fund, Inc., a Maryland corporation (the "Fund"), American Fidelity Assurance Company, an insurance company organized under the laws of the State of Oklahoma (the "Advisor"), and Boston Advisors, LLC (the "Sub-Advisor") is effective as of May 1, 2013 (the "Effective Date").

RECITALS
      A. The Fund is engaged in business as an open-end, diversified management company and is registered as such under the Investment Company Act.
      B. The Advisor and the Fund are parties to a Management and Investment Advisory Agreement dated as of May 1, 2003, as amended January 5, 2009 (the "Advisory Agreement"), pursuant to which the Advisor acts as investment advisor to the Fund.

      C. The Sub-Advisor is engaged principally in the business of rendering investment advisory services and is registered as an investment advisor under the Investment
      Advisers Act.

      D. The Advisor and the Fund desire to retain the Sub-Advisor to furnish investment advisory services to the Advisor and the Fund with respect to certain assets of the Fund, and the Sub-Advisor has agreed to render such investment advisory services pursuant to the terms hereof.

AGREEMENT
     The parties agree as follows:
            1. DEFINITIONS: Unless otherwise defined in this Agreement, capitalized terms shall have the meanings commonly ascribed to them in the federal securities laws and related rules and regulations. In addition, the following terms shall mean:

                  (a) Advisor: As defined in the introductory paragraph of this Agreement.
                  (b) Custodian: InvesTrust, N.A. a special purpose bank chartered by the Office of the Comptroller of the Currency.
                  (c) Fund: As defined in the introductory paragraph of this Agreement.
                  (d) Investment Advisers Act:  The Investment
	Advisers Act of 1940, as amended.
                  (e) Investment Assets: Those assets of the Fund as the Advisor and the Fund shall specify in writing, from time to time, including cash, stocks, bonds and other securities that the Advisor deposits with the Custodian and places under the investment supervision of the Sub-Advisor, together with any assets that are added at a subsequent date or which are received as a result of a distribution from or the sale, exchange or transfer of such Investment Assets.
                  (f) Investment Advisers Act:  The Investment
	Advisers Act of 1940, as amended.
                  (g) Investment Company Act:  The Investment
	Company Act of 1940, as amended.
                  (h) Majority Vote of Shareholders: The vote, in accordance with Section 2(a)(42) of the Investment Company Act, at an annual or a special meeting of the Shareholders of:
  (i)sixty-seven percent (67%) or more
  of the voting securities present at the meeting, if the holders of more than fifty percent
  (50%) of the outstanding voting securities of the Fund are present or represented by proxy, or (ii) more than fifty percent (50%) of the outstanding voting securities of the Fund, whichever is less.
                  (i) SEC:  The Securities and Exchange Commission.
                  (j) Securities Act: The Securities Act of 1933, as amended.
                  (k) Securities Exchange Act:  The Securities
	Exchange Act of 1934, as amended.
                  (l) Shareholders: The beneficial owners of the Fund's securities.
                  (m) Sub-Advisor: As defined in the introductory paragraph of this Agreement.

            2. APPOINTMENT OF THE SUB-ADVISOR. Effective as of the date hereof, the Advisor and Fund hereby appoint the Sub-Advisor to serve as investment advisor with respect to the Investment Assets of the Fund, and the Sub-Advisor accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement.
            3. THE INVESTMENT ASSETS. Subject to supervision by the Advisor and the Fund's Board of Directors, the Sub-Advisor shall manage the investment operations of the Investment Assets.
The Advisor may make additions to or withdrawals from the Investment Assets in any amounts the Advisor determines appropriate or necessary, and the Advisor will provide notice of such additions and withdrawals to the Sub-Advisor.
            4. CUSTODIANSHIP OF THE INVESTMENT ASSETS.
The Investment Assets have been deposited with the Custodian and are maintained by the Custodian in safekeeping on its premises, in a recognized clearing corporation, or in the Federal Reserve book-entry system, in the name of the Fund, the Custodian or the clearing corporation, or in the nominee name of any of these. The Advisor will give the Sub-Advisor prior notice if any other entity is appointed to serve as Custodian for the Investment Assets. The term
"Custodian" includes all successors to the presently serving Custodian. The Sub-Advisor shall have no responsibility or liability for custody arrangements or for the actions or omissions of the Custodian.

            5. MANAGEMENT OF INVESTMENT ASSETS.
                  5.1 GENERAL POWERS AND DUTIES.
                  (a) General. For the term of this Agreement, the Sub-Advisor, subject to the provisions of Sections 3, 5.1 and 5.2 of this
Sub-Advisory Agreement, has complete
discretion and authority in the investment and reinvestment of the Investment Assets.
Subject to specific written instructions of the Advisor, the Sub-Advisor must determine what securities or other property will be acquired, held, or disposed of and, subject to the provisions of Section 5.4 of this Agreement, what portion of the Investment
Assets will be held uninvested.  The Sub-
Advisor's investment and reinvestment
authority includes, without limitation,
authority to purchase, sell, exchange,
convert, trade, and generally to deal in the Investment Assets.

                 (b) Instructions to Custodian.  The
Sub-Advisor is hereby authorized to give instructions to the Custodian with respect to the consummation of transactions on behalf of the Advisor in the Investment
Assets, and the Sub-Advisor has
authority to direct the Custodian with
respect to the investment and
management of the Investment Assets.
The Custodian is hereby authorized
to act in response to instructions given by the Sub-Advisor. The Advisor agrees to take any action and deliver any certificates reasonably necessary to confirm this authorization to the Custodian.

                 (c) Voting Rights.  The Sub-
Advisor's authority includes the
exercise of all voting rights
pertaining to the Investment
Assets.  The Sub-Advisor has the
duty to maintain accurate records as
to any vote or action taken with
respect to any stock or other
securities which are part of the
Investment Assets and to take such
further action as may be appropriate
for the Fund to participate in any
transaction undertaken by issuers of
Investment Assets.

(d)Tax Lot Selection Methods for Sales.
Unless otherwise instructed in writing
by the Advisor or the Board of
Directors of the Fund, the Sub-Advisor
will use the first in, first out (FIFO)
method as the default tax lot selection
method with regard to the Investment
Assets.

                  5.2 INVESTMENT POLICY.  Investment
objectives, policies and other restrictions for the management of the Investment Assets, including requirements as to diversification, are set forth in Exhibit A to this Agreement.
The Sub-Advisor must discharge its duties hereunder in accordance with Exhibit A as revised or supplemented in separate written instructions provided from time to time by the Advisor or the Fund's Board of Directors.

                  5.3 PRUDENCE AND DIVERSIFICATION.
The Sub-Advisor must discharge its duties under this Agreement at all times with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in conducting an enterprise of a like character and with like aims.

                  5.4 MINIMUM LIQUIDITY REQUIREMENTS.
The Advisor will give the Sub-Advisor reasonable advance notice of any cash requirements from the Investment Assets, and the Sub-Advisor will maintain in cash or cash equivalents sufficient assets to meet such cash requirements.

                  5.5 BROKERS AND DEALERS.
                  (a) Instructions.  The Sub-Advisor
is hereby empowered to issue orders directly
to a broker or dealer for the purchase, sale
or exchange of securities with respect
to the Investment Assets.  The
Sub-Advisor must give the Custodian
and the Advisor prompt written notification
of each such execution in accordance with
the provisions of Section 6.1 of this
Agreement, and the Sub-Advisor must
instruct the broker or dealer to forward
copies of the confirmation of the
execution of the order to the Custodian
and the Advisor.
                   (b)	Selection of Securities Brokers and
Dealers. Subject to the restrictions described in Exhibit A hereto, the Sub-Advisor may select and employ securities brokers and dealers to effect any securities transactions concerning the investment management of the Investment Assets.
In selecting brokers and dealers and
placing orders with them, the
Sub-Advisor must use its commercially
reasonable best efforts to obtain for the Investment Assets the most favorable net price and "best execution" available, except to the extent otherwise provided by Section 28(e) of the Securities Exchange Act or by other applicable law; provided, however, in seeking the best execution available with respect to securities transactions involving the Investment Assets, the
Sub-Advisor shall give consideration
to the overall quality of brokerage and
research services provided, it being
understood and agreed that "best
execution" is not limited to obtaining
the lowest commission for each
transaction.  Notwithstanding anything
in this subsection to the contrary, the
Advisor may instruct the Sub-Advisor
in writing to engage securities brokers
and dealers specified by the Advisor
to effect, with respect to the
Investment Assets, securities transactions or particular securities transactions, and the Sub-Advisor must act in accordance with those instructions, so long as they are reasonable. The Sub-Advisor will not be responsible or liable for any acts or omissions by any broker or dealer selected pursuant to this subsection if the Sub-Advisor has acted reasonably in the exercise of due care in the selection of the broker or dealer and has not otherwise directly or indirectly participated in those acts or omissions by the broker or dealer.
                   (c) Affiliated Brokers.  Unless
authorized in writing by the Advisor,
neither the Sub-Advisor nor any parent,
subsidiary or related firm, individual or other entity related to the Sub-Advisor will act as a securities broker with respect to any purchase or sale of securities made on behalf of the Fund.
                  5.6 OTHER ACCOUNTS OF THE SUB-ADVISOR.
It is understood that the Sub-Advisor performs investment advisory services for various clients and accounts other than the Advisor. The Sub-
Advisor may give advice and take action in the performance of its duties with respect to other clients or accounts which may be the same as or may differ from the timing or nature of action taken with respect to the Investment
Assets, provided that the Sub-Advisor allocates to the Investment Assets, to the extent practicable, opportunities to acquire or dispose of investments over a period of time on a basis no less favorable than its allocation of such opportunities to other clients and accounts and seeks over a period of time to obtain comparable execution of similar transactions among its clients. It is understood that the Sub-Advisor will not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Sub-Advisor such transaction or investment appears unsuitable, impractical or undesirable for the Fund.

                  5.7 In addition, it is understood that the Sub-Advisor may aggregate purchase or sale orders for the Investment Assets with purchase or sale orders in a particular security for other clients' accounts when appropriate. However, the Sub-Advisor is under no obligation to aggregate orders. Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the various accounts in an aggregated order, the Sub-
Advisor may average the various execution prices and charge or credit the accounts with the average price.

             5.8 LIABILITY OF SUB-ADVISOR.
The Sub-Advisor shall act in good faith in rendering services in connection with this Agreement. Nothing contained herein shall make the Sub-Advisor be liable for any loss incurred by the Fund in connection with services provided by the Sub-Advisor in accordance with this Agreement except for any loss attributable to the Sub-
Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement.
Nothing in this Agreement shall protect
the Sub-Advisor from any liabilities
which it may have under the Securities
Act, the Investment Company Act
or the Investment Advisers Act. Without limiting the foregoing, the Sub-Advisor does not assume responsibility for the accuracy of information furnished to it by the Fund, Advisor, Custodian, broker, or by any person on whom it reasonably relies, except to the extent any such inaccuracy should have been discovered by a similarly situated investment advisor exercising the standard of care specified hereunder.
            6. INFORMATION AND REPORTS.
            6.1 REPORTS TO ADVISOR.  The Sub-
Advisor must submit a daily written report to the Advisor promptly following the close of regular trading on the New York Stock
Exchange detailing the portfolio transactions taken by the Sub-Advisor under this Agreement during that day. The report must contain the information in the form that the Advisor has or will from time to time specify. In addition, the Sub-Advisor must provide other reports on the performance of the Investment Assets at such times, for such periods and in such form as the Advisor or the Fund's Board of Directors reasonably request.

                  6.2 RECORDS AND ACCOUNTS.  The
Sub-Advisor must keep accurate and detailed records and accounts of the Investment
Assets and of all receipts, disbursements and other transactions affecting the Investment
Assets.  The Sub-Advisor will make all
its records, accounts and documents relating to the Investment Assets available at all reasonable times and under reasonable conditions for inspection and audit by any person or persons designated by the Advisor or the Fund's Board of Directors.

                  6.3 CODE OF ETHICS.  The Sub-Advisor
has adopted a written code of ethics complying with the requirements of Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act (the "Code of
Ethics") and has provided a copy of such Code of Ethics to the Fund. The Sub-Advisor agrees to deliver a copy of the Code of Ethics to the Fund promptly after any material changes are made, highlighting or summarizing such material changes. Upon request, the Chief
Compliance Officer of the Sub-Advisor shall certify to the Fund that, with regard to the period identified by the Fund in its request:
                   (a) The Sub-Advisor has provided
to the Fund the Sub-Advisor's Code
of Ethics that is in effect;
                   (b) The Sub-Advisor has
complied with the requirements of
Rule 17j-1 and Rule 204A-1;
                   (c) The Sub-Advisor has
adopted procedures reasonably
necessary to prevent its "Access
Persons" (as defined in Rule 17j-1
of the Investment Company Act)
from violating the Code of Ethics;
and
                   (d) There have been no
material violations of the Code
of Ethics or, if any violation
has occurred, the nature of such
violation and of the action taken
in response to such violation.

                  6.4 COMPLIANCE PROGRAM.
The Sub-Advisor has adopted written
policies and procedures in compliance with the
requirements of Rule 38a-1 of the Investment
Company Act and Rule 206(4)-7 of the
Investment Advisers Act (the "Compliance
Procedures") and has provided a copy of such
Compliance Procedures to the Fund.  The Sub-
Advisor agrees to provide a copy of the
Compliance Procedures to the Fund promptly
after any material changes are made,
highlighting or summarizing such material
changes.  Upon request, the Chief Compliance
Officer of the Sub-Advisor shall certify that:
                   (a) 	The Sub-Advisor has provided
to the Fund the Sub-Advisor's Compliance Procedures
that are in effect at that time;
                   (b) The Sub-Advisor has reviewed,
during the preceding 12-month period
(or as otherwise required by applicable
law), the adequacy of its Compliance
Procedures and the effectiveness of
the implementation of the Compliance
Procedures;
                   (c) 	The Compliance Procedures
are reasonably designed to prevent
violation, by the Sub-Advisor
and its Supervised Persons (as defined
in Section 202(a)(25) of the
Investment Advisers Act), of
the Federal Securities Laws,
including the Investment Advisers
Act and related rules issued by the
SEC; and
                   (d) With regard to the period
identified by the Fund in its request,
there have been no material
violations of the Compliance
Procedures or, if any violation has
occurred, the nature of such violation
and of the action taken in response to
such violation.

                  6.5 PROXY VOTING RECORDS AND POLICY.
                  (a) 	The Sub-Advisor has adopted and
implemented written policies and procedures pursuant to Rule 206(4)-6 of the Investment
Advisers Act that are reasonably designed to ensure that the Sub-Advisor votes client securities in the best interest of its clients (the "Proxy Voting Policy"), and the Sub-Advisor has provided a copy of such Proxy Voting Policy to the Fund. The
Sub-Advisor agrees to provide a copy of the Proxy Voting Policy to the Fund promptly after any material changes are made, highlighting or summarizing such material changes.
                   (b) The Sub-Advisor agrees to maintain
an accurate summary of any vote cast or
proxy granted by the Sub-Advisor on
behalf of the Fund (the "Voting Records"), and, upon request, the Sub-Advisor shall provide the Voting Records in the form specified in writing to the Sub-Advisor by the Fund, and the Sub-Advisor's Chief
Compliance Officer shall certify that,
with regard to the period identified by
the Fund in its request, the Voting
Records accurately reflect the votes
cast and proxies granted by the Sub-
Advisor on behalf of the Fund during the identified period, each of which vote or proxy was cast or granted in compliance with the Sub-Advisor's Proxy Voting Policy.

                  6.6 PAY TO PLAY POLICY. The Sub-Advisor has adopted a "Pay to Play Policy" complying with the requirements of Rule 206(4)-5 of the Investment
Advisers Act (the "Pay to Play Rule") and has provided a copy of such Pay to Play Policy to the Fund. The Sub-Advisor understands that the Fund is a "Covered Investment Pool", as defined in the Pay to Play Rule, and the Fund agrees to deliver to the Sub-Advisor such information as the Sub-Advisor may request to ensure the Sub-Advisor's compliance with the Pay to Play
Rule.

                  6.7 FORM ADV.  The Sub-Advisor agrees
to provide a copy of its current Form ADV
(Parts I and II) to the Fund within 90 days of the end of the calendar year.


                  6.8 EXCHANGE OF INFORMATION.
The Advisor and the Sub-Advisor agree to provide the materials or information that the Sub-Advisor or the Advisor, as the case may be, reasonably requests to enable it to carry out its duties, obligations and responsibilities under this
Agreement or applicable law. The parties also agree that (a) the Advisor will instruct its personnel to notify the Sub-Advisor in a timely fashion of any inappropriate or unsuitable investments of the Investment
Assets by the Sub-Advisor, and (b) the
Sub-Advisor will instruct its personnel to notify the Advisor in a timely fashion of any trade, transfer, exchange, redemption or other corporate action that occurs with regard to a portfolio security held by the Fund. The parties agree that the foregoing obligates the Advisor and Sub-Advisor, as applicable, to provide the necessary instruction to its personnel, but does not otherwise create any obligation on the part of the instructing party and, notwithstanding anything herein to the contrary, does not create liability on the part of the instructing party for any failure of its personnel to act in accordance with this provision.

                  6.9 INFORMATION TO BE CONFIDENTIAL.
All information and advice furnished to or obtained by any party under or in connection with this Agreement will be treated as confidential and will not be used or disclosed to third parties except as required by law. This provision must not be onstrued to limit the Advisor's or the Fund's ability to comply with the disclosure obligations of an investment company to its securities holders under the federal securities laws.

            7. FEE PAYABLE TO SUB-ADVISOR.  For
services under the Sub-Advisory Agreement, the Sub-Advisor shall be entitled to receive from the Advisor a quarterly fee in an amount equal to 0.10% of the current value of the Investment Assets as of the close of the last trading day of March, June, September and December (0.40% on an annual basis). This fee is payable in arrears as soon as practicable, but not more than ten business days, after the last day of each calendar quarter.

            8. MEETINGS WITH ADVISOR AND FUND.
A representative of the Sub-Advisor will personally meet with the Investment Committee of the Advisor or its designated representative as reasonably requested by the Advisor to explain the investment and management activities of the Sub-Advisor and any reports related thereto, at such times as may be mutually agreed upon by the Sub-
Advisor and the Advisor. In addition, upon request, each year, a representative of the Sub-Advisor will attend one or more of the meetings of the Fund's Board of Directors and will be prepared to discuss the Sub-Advisor's economic outlook, investment strategy, individual holdings included in the Investment Assets and such other related matters as the Board of Directors reasonably requests.

            9. INDEMNIFICATION. In addition to any other rights the Advisor or the Fund may have against the Sub-Advisor, the Sub-Advisor will indemnify the Advisor and the Fund and hold them harmless with respect to any loss or damage, or costs or expenses suffered by them as a result of (i) a breach by the Sub-Advisor of this Agreement, (ii) the willful misfeasance, bad faith or gross negligence of the Sub-Advisor, (iii) the willful misfeasance, bad faith or gross negligence of any of the Sub-Advisor's employees, or agents acting under its supervision or control performing any of its obligations and duties, or (iv) by reason of the Sub-Advisor's reckless disregard of its obligations and duties under this Agreement, the Investment Advisers Act or any other applicable law or regulation; provided, the Sub-Advisor shall have no responsibility or liability for any loss incurred by reason of any act or omission of the Advisor or the Custodian.

The Advisor will indemnify the Sub-Advisor and hold it harmless with respect to any loss or damage, or costs or expenses suffered by it as a result of (i) a breach by the Advisor of this Agreement, (ii) the willful misfeasance, bad faith or gross negligence of the Advisor, (iii) the willful misfeasance, bad faith or gross negligence of any of the Advisor's employees, or agents acting under its supervision or control performing any of its obligations and duties, or (iv) by reason of the Advisor's reckless disregard of its obligations and duties under this Agreement, the Investment Advisers Act, the Investment Company Act or any other applicable law or regulation; provided, the Advisor shall have no responsibility or liability for any loss incurred by reason of any act or omission of the Sub-Advisor or the Custodian.

            10. AMENDMENT. This Agreement may be amended at any time by written agreement signed by the parties, provided that any material amendment will not be effective unless approved in accordance with the Investment Company Act.

            11. TERM AND TERMINATION.
                  11.1 TERM.
                  (a) Term.  This Agreement shall have an
initial term of one year from the Effective
Date and thereafter shall continue from
year to year if continuance is approved
at least annually by (a) the Fund's Board
of Directors or a Majority Vote of
Shareholders and (b) the vote of a
majority of the members of the Fund's
Board of Directors who are not
Interested Persons of the Sub-Advisor
or of the Fund cast in person at a
meeting called for the purpose of voting
on such approval.
                  (b) Duration.  Unless sooner terminated
as provided herein, this Agreement shall
continue in effect for an initial period of
one year from the Effective Date, and
it shall continue in effect from year to
year, but only so long as such continuance
is specifically approved at least annually
in accordance with the Investment Company
Act.
                  11.2 TERMINATION.
                  (a) Automatic Termination.
This Agreement shall automatically
terminate (i) in the event of its assignment,
within the meaning of Section 15(a) of the
Investment Company Act, unless an order
of the SEC is issued exempting such
assignment, or (ii) if the Sub-Advisor
ceases to be an "investment advisor"
in accordance with the Investment Advisers
Act.  The Sub-Advisor agrees to notify the
Advisor and the Fund promptly upon
becoming aware of circumstances that exist
which make it likely that an automatic
termination will occur pursuant to this
provision.  No penalty or payment of any
kind by the Advisor will be due upon an
automatic termination of this Agreement.
                   (b)	Termination by Advisor, Board of
Directors of the Fund or Shareholders of the Fund. This Agreement may be terminated at any time, upon written notice to the Sub-Advisor, without payment of any penalty,
by the Advisor, the Board of Directors of the Fund or by a Majority Vote of Shareholders. Notwithstanding that the effective date of any such termination may be fewer than 30 days after the date of notice of termination, the Sub-Advisor shall be compensated for 30 days after the date of notice of termination, and such compensation shall
not constitute payment of a penalty in connection with
such termination. Any compensation paid pursuant to this subsection 11.2(b) shall be calculated based on the
Investment Assets as of the effective date of the termination.
                  (c) Termination By Sub-Advisor.  The
Sub-Advisor may terminate this Agreement
at any time upon 30 days' prior written notice to the Advisor and the Fund.
                  (d)	Prorated Fee.  If this Sub-Advisory
Agreement shall terminate at any time other than at the end of a calendar quarter, the Sub-Advisor shall be entitled to receive the fee set forth in Section 7 hereof for the portion of the quarter elapsed prior to the date of termination, prorated on a daily basis.

            12. MISCELLANEOUS.

                  12.1 ERRORS AND OMISSIONS POLICY.
The Sub-Advisor agrees that, at its sole expense, it will maintain an errors and omissions insurance policy that covers the acts, errors and omissions by the Sub-Advisor and its employees and agents during the term of this Agreement. Upon request of the Advisor, the Sub-Advisor will promptly provide evidence of such insurance.

                  12.2 GOVERNING LAW; SEVERABILITY.
This Agreement and its performance shall be governed by and construed in accordance with the applicable laws of the United States and, to the extent permitted by such laws, with the laws of the State of Oklahoma. In case any provision of this Agreement is held illegal or invalid for any reason, that illegality or invalidity will not affect the remaining provisions of this Agreement but will be fully severable, and this Agreement will be construed and enforced as if the illegal or invalid provision had not been included herein.

                  12.3 NOTICES. Unless the parties otherwise agree, all notices, instructions and advice with respect to matters contemplated by this Agreement must be in writing and are effective when received.
Delivery must be made personally, by registered or certified mail, return receipt requested, overnight courier or confirmed facsimile and addressed as follows:

Advisor:
American Fidelity Assurance Company
P.O. Box 25523
Oklahoma City, Oklahoma 73106
Attention:  Investment Department
Telephone:  (405) 523-5398
Facsimile:  (405) 523-5573

Fund:
American Fidelity Dual Strategy Fund, Inc.
2000 Classen Boulevard
Oklahoma City, Oklahoma  73106
Attention:  Chief Compliance Officer
Telephone:  (405) 523-2000
Facsimile:  (405) 523-5573

With copies to:

Jennifer Wheeler
McAfee & Taft A Professional Corporation
Two Leadership Square
211 North Robinson, 10th Floor
Oklahoma City, Oklahoma  73102
Telephone:  (405) 552-2273
Facsimile:  (405) 228-7473
Email:  jennifer.wheeler@mcafeetaft.com

Sub-Advisor:
Boston Advisors, LLC
One Liberty Square, 10th Floor
Boston, Massachusetts  02109
Attention:  Tanya A. Kerrigan, General
Counsel and Chief Compliance Officer
Telephone:  617.348.3131
Email:  tanya.kerrigan@bostonadvisors.com

Any party may change any of the above information by providing notice to the other parties in the manner set forth above. All reports required to be delivered by the Sub-Advisor to the Advisor pursuant to Section 6.1 of this Agreement must be delivered in the manner specified from time to time by the Advisor.

                  12.4 COMPLIANCE WITH LAWS.  Nothing in this
Agreement shall be deemed to authorize the Sub-Advisor to effect any transactions in contravention of its fiduciary obligations, duties or responsibilities under the Investment Advisers Act, this Agreement or any other applicable federal or state laws or regulations (including all applicable securities laws and regulations) or the rules of any national securities exchange. Each party will at all times comply with the Investment
Advisers Act and other applicable laws, regulations and rules in performing its duties under this Agreement.

                  12.5 COUNTERPARTS. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.
[Signature Page Follows]

	IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.

FUND:
AMERICAN FIDELITY DUAL STRATEGY FUND, INC.

By:	____________________________
     Name:  David R. Carpenter
     Title:    President
ADVISOR:
AMERICAN FIDELITY ASSURANCE COMPANY

By:	____________________________
     Name:  Robert D. Brearton
     Title:    Executive Vice President




SUB-ADVISOR:
BOSTON ADVISORS, LLC

By:	____________________________
     Name:  Michael J. Vogelzang, CFA
     Title:     President and CIO


EXHIBIT A

American Fidelity Assurance Company
American Fidelity Dual Strategy Fund
Investment Objectives, Policies and Other Restrictions

I. INVESTMENT OBJECTIVES:

The Fund's investment objectives are, primarily, long-term growth of capital and, secondarily, the production of income. Such objectives do not preclude infrequent investments for short-term capital appreciation.

The Fund normally invests in a diversified portfolio consisting primarily of common stocks based upon an assessment of particular industries or companies. The Fund attempts to maintain sufficient cash balances to meet variable annuity contract payments. The Fund's assets may be held in cash or cash equivalents or in United States Government securities for this purpose. The Fund does not engage in the purchase or sale of puts, calls or other options or in writing such options.

The Sub-Advisor, after consulting with the Advisor and obtaining Advisor approval, may determine that prevailing market and economic conditions indicate that investments other than common stocks may be advantageous, in which event investments may be made on a short-term basis in United States Government securities, bonds, notes or other evidences of indebtedness, issued publicly, of a type customarily purchased for investment by institutional investors.

II. FUNDAMENTAL INVESTMENT POLICIES:

      The Sub-Advisor must comply with the following:

A.	Not purchase securities that would cause more than five percent
(5%) of the value of the Investment Assets placed with the Sub-Advisor to be invested in securities of any one issuer, except obligations of the United States Government and instrumentalities thereof.

B.	Not more than ten percent (10%) of the voting securities of
any one issuer will be acquired.

C.	Not more than twenty-five percent (25%) of the value of the
Investment Assets will be invested in any one industry.

D.	No borrowings will be made.

E.	The Sub-Advisor will ensure that the Fund does not act as an underwriter of securities of other issuers.

F.	Investment in real estate will be limited to shares of real
estate investment trusts investing in equity real estate, up to ten percent (10.0%) of Investment Assets. Investment in private placements and other illiquid assets will not be made.

G.	No purchase of commodities or commodity contracts will be
effected.

H.	Puts, calls or other options will not be purchased.

I.	Loans will not be made except through the acquisition of
publicly traded bonds, debentures or other evidences of indebtedness of a type customarily purchased by institutional investors.

J.	Investment will not be made in the securities of a company
for the purpose of exercising management or control.

K.	Investment in securities of other investment companies will
not be made except for money market funds. Up to ten percent (10%) of Investment Assets may be invested in money market funds, provided that not more than three percent (3%) of the total outstanding voting stock of any one investment company may be held.

L.	Investments in repurchase agreements will be limited to the
top thirty-five (35) U.S. banks, by deposits, that are rated at least "B/C" by Keefe, Bruyette, Woods, a national bank rating agency or a comparable rating from a similar bank rating service. Additionally, there must be an appropriate amount of excess collateralization depending upon the length of the agreement, to protect against downward market fluctuation and the Fund must take delivery of the collateral. The market value of the securities held as collateral will be valued daily. In the event the market value of the collateral falls below the repurchase price, the bank issuing the repurchase agreement will be required to provide additional collateral sufficient to cover the repurchase price.

M.	Short sales of securities will not be made.

N.	Purchases will not be made on margin, except for such
short-term credits necessary for the clearance of transactions.

O.	Investments in high-yield or non-investment grade bonds
will not be made.

P.	Investments in the equity securities of foreign corporations will be limited to American Depositary Receipts, other depositary receipts and ordinary shares which are denominated in U.S. dollars and publicly traded in the United States. Not more than thirty-five percent (35%) of the Investment Assets will be invested in foreign issuers. In addition, not more than twenty percent (20%) of the Investment Assets will beinvested in issuers from any one foreign country.

III. ADDITIONAL INVESTMENT RESTRICTIONS:

      The Sub-Advisor must comply with the Additional Investment Restrictions set forth below. To the extent that these Additional Investment Restrictions conflict with the Fundamental Investment Policies, the Additional Investment Restrictions shall govern.

A.	The Sub-Advisor shall conform to the following issuer
guidelines at the time of purchase:

1.	A minimum market capitalization of one billion dollars
($1,000,000,000).

2.	Audited financial statements for at least three (3)
years of operation.

3.	Fifty million dollars ($50,000,000) or more in
stockholders equity.

B.	Lending of securities will not be permitted.

C.	InvesTrust, N.A., or another custodian chosen by the
Advisor, shall be the Custodian of all Investment Assets placed with the Sub-Advisor. The Sub-Advisor must ensure that duplicate brokerage confirmations of all transactions are sent to the Custodian and the Advisor.

D.	All money market funds used by the Sub-Advisor for a
portion of Investment Assets placed with the Sub-Advisor must be approved in advance by the Advisor.

E.	The money market funds (cash) used by the Sub-Advisor
for a portion of Investment Assets must have a balance at all times equal to at least one percent (1.0%), but not more than three percent (3.0%), of the market value of Investment Assets.

F.	All brokers used by the Sub-Advisor to execute
transactions for the Fund must have a commercial paper rating of A1/P1 by Moody's and Standard & Poor's unless approved in advance by the Advisor.